Exhibit No. 99.1

Contact:
Kosan Biosciences
Susan M. Kanaya	Shari Annes
Chief Financial Officer	(650) 888-0902 (cell)
(510) 732-8400 ext. 5227	(510) 731-5260
annes@kosan.com

FOR IMMEDIATE RELEASE

Kosan Reports Third Quarter and Nine Month Financial Results

Quarter Ends Cash Positive

HAYWARD, CA. October 23, 2003 – Kosan Biosciences Incorporated (Nasdaq: KOSN) today reported financial results for the three and nine months ended September 30, 2003. Kosan reported revenues of $6.3 million and $20.8 million in the three and nine months ended September 30, 2003, respectively, compared to $0.9 million and $4.1 million in the same periods in 2002, representing a $16.7 million year-to-date increase over the same period last year. Higher 2003 revenue primarily reflects contract revenue associated with Kosan’s partnership with Roche to jointly develop and commercialize KOS-862, including a $2.0 million milestone payment received in the second quarter.

Kosan reported a quarterly net loss of $6.0 million, or $0.24 per share, compared to $7.4 million, or $0.29 per share, in the same period last year. For the nine months ended September 30, 2003, Kosan reported a net loss of $9.1 million, or $0.36 per share, compared to $17.7 million, or $0.71 per share in the same period in 2002. At September 30, 2003, cash, cash equivalents and marketable securities totaled $83.1 million compared to $80.5 million at December 31, 2002. The year-to-date increase in cash reflects the second installment of the up-front payment associated with the Roche collaboration.

Total operating expenses were $12.5 million and $30.6 million for the three and nine months ended September 30, 2003, compared to $8.6 million and $24.2 million in the same periods last year. These increases were primarily attributable to the production and clinical testing of KOS-862, further investment in Kosan’s geldanamycin analog program and expenses associated with the settlement of the dispute with Sloan-Kettering.

Kosan Biosciences has two lead clinical programs: KOS-862 and 17-AAG. Both compounds are derived from an important class of natural products known as polyketides. KOS-862 (Epothilone D) is in Phase I clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG is being evaluated in multiple Phase I and Phase Ib

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clinical trials in collaboration with the National Cancer Institute. 17-AAG is a polyketide inhibitor of Hsp90 and interrupts several biological processes implicated in cancer cell growth and survival. By applying its gene engineering technologies to generate proprietary polyketide analogs and by increasing the production yields, Kosan has created a robust pipeline of potentially significant products for cancer, as well as for infectious disease and other therapeutic areas. For additional information on Kosan Biosciences, please visit the company’s website at http://www.kosan.com.

This press release contains “forward-looking” statements. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

FINANCIAL TABLE FOLLOWS

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Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Revenues:
Contract revenue	$5,508	$563	$18,443	$2,413
Grant revenue	766	320	2,348	1,647

Total revenues	6,274	883	20,791	4,060
Operating expenses:
Research and development	11,226	7,320	26,823	20,426
General and administrative	1,259	1,308	3,784	3,810

Total operating expenses	12,485	8,628	30,607	24,236

Loss from operations	(6,211)	(7,745)	(9,816)	(20,176)
Net interest income	171	379	673	1,496
Realized gain on investment	—	—	—	990

Net loss	$(6,040)	$(7,366)	$(9,143)	$(17,690)

Basic and diluted net loss per common share	$(0.24)	$(0.29)	$(0.36)	$(0.71)

Shares used in computing basic and diluted net loss per common share	25,439	24,998	25,391	24,827

Condensed Balance Sheets
(in thousands)

	September 30, 2003	December 31, 2002
	(unaudited)
Cash, cash equivalents and marketable securities	$83,078	$80,538
Total assets	$97,442	$91,590
Deferred revenue	$22,366	$11,771
Total liabilities	$33,898	$20,750
Total liabilities and stockholders’ equity	$97,442	$91,590
Shares issued and outstanding	25,608	25,392

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